Exhibit 99.1

Contacts:

Investor Relations	Media Relations
Kristy Moser	Ventura Olvera
Kristine.moser@petco.com	Ventura.olvera@petco.com

FOR IMMEDIATE RELEASE: March 18, 2021

PETCO HEALTH + WELLNESS COMPANY, INC. Reports Strong Fourth Quarter and Full-Year 2020 Results, Issues 2021 Guidance

Fourth quarter revenue and comp sales increased 16% and 17%, respectively

Digital sales grew over 90%; Acquired approximately 1 million new customers in the quarter

Fiscal 2020 revenue and comp sales both grew 11%, reflecting continued success of Petco’s transformation into an omnichannel Health and Wellness provider

San Diego, CA (March 18, 2021) – Petco Health and Wellness Company, Inc. (NASDAQ: WOOF), a complete partner in pet health and wellness, today released its financial results for fourth quarter and fiscal 2020 ended January 30, 2021.

The company delivered fourth quarter comparable sales growth of 17 percent and net revenue growth of 16 percent, marking the ninth consecutive quarter of growth for Petco. A $17.5 million loss on the extinguishment of debt related to the company’s initial public offering contributed to a net loss of $6.2 million or $0.03 per share, an improvement of 14 percent and 17 percent, respectively. Adjusted Net Income1 increased 103 percent from prior year to $37.0 million or $0.17 per share, while fourth quarter Adjusted EBITDA1 increased 13 percent to $148.6 million from prior year.

Fiscal year 2020 revenue increased 11 percent from prior year to $4.9 billion. A net loss of $26.5 million or $0.13 per share improved 72 percent and 73 percent, respectively, and was also inclusive of a $17.5 million loss on the extinguishment of debt related to the company’s initial public offering. That 11 percent growth translated to a 14 percent improvement in Adjusted EBITDA1 to $484.3 million, as well as a $68.0 million improvement in Adjusted Net Income1 to $58.1 million or $0.28 per share, reflecting the strength of Petco’s multi-channel pet care ecosystem.

“On the heels of a successful IPO in January, we closed the year with a strong fourth quarter, and that momentum has carried into 2021,” said Ron Coughlin, Chairman and Chief Executive Officer of Petco. “Our comprehensive petcare ecosystem focused on health and wellness, coupled with our digitally-led, multichannel experience is resonating with pet parents and generating significant competitive advantages that are evident in our performance. Our category continues to grow powered by the millions of incremental new pets in households, which is creating an annuity for years to come. Whether it is eliminating products with artificial ingredients3, rapidly expanding vet clinics, training, grooming or customer-first fulfillment options like same-day delivery, we’re expanding the ways we take care of beloved pets and stepping up to meet increased demand making Petco well positioned for long-term growth.”

In addition, Petco reduced total debt by 49 percent to $1.7 billion and Net Debt1 by 50 percent to $1.5 billion using the proceeds from the company’s initial public offering, the recapitalization of a portion of debt outstanding at the time of the initial public offering and Free Cash Flow1 generation. Net Debt1 reduction and Adjusted EBITDA1 improvement led to a decrease of 4.2x in Petco’s Net Debt1 to Adjusted EBITDA1 ratio to 3.2x. On March 4th, Petco announced the successful completion of the company’s debt refinancing transaction which extended the maturity dates of the company’s term loan to 2028 and revolving credit facility to 2026.

Fiscal Q4 2020 Highlights:

Comparisons are fourth quarter of 2020 ended January 30, 2021 versus fourth quarter of 2019 ended February 1, 2020 unless otherwise noted

•	Net sales increased 16 percent to $1.3 billion driven by comp sales growth of 17 percent

•	Net loss of $6.2 million or $0.03 per share was inclusive of a $17.5 million loss on the extinguishment of debt related to the company’s initial public offering

•	Adjusted Net Income[1] increased $18.7 million to $37.0 million or $0.17 per share

•	Adjusted EBITDA[1] increased 13 percent to $148.6 million

Fiscal Year 2020 Highlights:

Comparisons are fiscal year of 2020 ended January 30, 2021 versus fiscal year of 2019 ended February 1, 2020 unless otherwise noted

•	Net sales increased 11 percent to $4.9 billion driven by comp sales growth of 11 percent

•	Net loss of $26.5 million or $0.13 per share inclusive of a $17.5 million loss on the extinguishment of debt related to the company’s initial public offering

•	Adjusted Net Income[1] increased $68.0 million to $58.1 million or $0.28 per share

•	Adjusted EBITDA[1] increased 14 percent to $484.3 million

•	Net cash provided by operating activities increased $158.3 million to $268.6 million

•	Free Cash Flow[1] increased $155.6 million to $109.1 million

•	Total debt decreased $1.6 billion to $1.7 billion driven by the proceeds generated in the company’s initial public offering, related recapitalization and Free Cash Flow generation

•	Net Debt[1] decreased $1.6 billion to $1.5 billion

•	Net Debt1 / Adjusted EBITDA[1] improved 57 percent to 3.2x

•	Liquidity of $499.0 million inclusive of $111.4 million of cash and cash equivalents and $387.6 million of availability on revolving credit facility.

•	Ended 2020 with 1,454 Pet Care Centers, 125 Full Service Vet Hospitals within Pet Care Centers, and 96 Pet Care Centers in Mexico

Fiscal 2021 Guidance:

The following guidance as of March 18, 2021 reflects the company’s expectations for fiscal year 2021 unless otherwise indicated.

Metric	Guidance
Revenue	$5.25 billion - $5.35 billion
Adjusted EBITDA[2]	$520 million - $530 million
Adjusted EPS[2]	$0.63 - $0.66

Assumptions in the guidance include that economic conditions, currency rates and the tax and regulatory landscape remain generally consistent. The company continues to monitor those assumptions and any potential financial impacts. Adjusted EPS guidance assumes approximately $90 million of interest expense, a 26% tax rate and 266 million weighted average diluted share count.

(1)

Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, Free Cash Flow, and Net Debt are non-GAAP financial measures. See “Non-GAAP Financial Measures” for additional information on Non-GAAP financial measures and a reconciliation to the most comparable GAAP measures.

(2)

We have not reconciled Adjusted EBITDA and Adjusted EPS outlook, which are non-GAAP measures to the most comparable GAAP measures because it is not possible to do so without unreasonable efforts due to the uncertainty and potential variability of reconciling items, which are dependent on future events and often outside of management’s control and which could be significant. Because such items cannot be reasonably predicted with the level of precision required, we are unable to outlook for the comparable GAAP measures. Forward-looking estimates of Adjusted EBITDA and Adjusted EPS are estimated in a manner consistent with the relevant definitions and assumptions noted herein.

(3)	See how Petco defines artificial ingredients at petco.com/nutritionstandards.

Earnings Conference Call Webcast Information:

The company will host an earnings conference call on March 18, 2021 at 8:30 AM Eastern Time to discuss Petco’s financial results. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast, earnings press release, and earnings presentation via the company’s investor relations page (https://ir.petco.com/investor-relations). A replay of the webcast will be archived on the company’s website through April 1, 2021 at 5:00 PM Eastern Time.

About Petco:

Petco is a category-defining health and wellness company focused on improving the lives of pets, pet parents and our own Petco partners. Since our founding in 1965, we’ve been trailblazing new standards in pet care, delivering comprehensive wellness solutions through our products and services, and creating communities that deepen the pet-pet parent bond. We operate more than 1,500 Petco locations across the U.S., Mexico, and Puerto Rico, including a growing network of more than 100 in-store veterinary hospitals, and offer a complete online resource for pet health and wellness at petco.com and on the Petco app. In tandem with The Petco Foundation, an independent nonprofit organization, we work with and support thousands of local animal welfare groups across the country and, through in-store adoption events, we’ve helped find homes for more than 6.5 million animals.

Forward Looking Statements

This earnings release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, concerning expectations, beliefs plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not statements of historical fact. Although the company believes that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. There can be no assurance that any forward-looking results will occur or be realized, and nothing contained in this earnings release is, or should be relied upon as, a promise or representation or warranty as to any future matter, including any matter in respect of the operations or business or financial condition of Petco. Such forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “intends,” “will,” “shall,” “should,” “anticipates,” “opportunity,” “illustrative”, or the negative thereof or other variations thereon or comparable terminology. All forward-looking statements are based on assumptions or judgments about future events that may or may not be correct or necessarily take place and that are by their nature subject to significant uncertainties and contingencies, many of which are outside the control of Petco. Forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from the potential results discussed in the forward-looking statements, including, without limitation, those identified in this earnings release, the risk factors that the company identifies in its Securities and Exchange Commission filings, as well as the following: (i) increased competition (including from multi-channel retailers and e-Commerce providers); (ii) reduced consumer demand for our products and/or services; (iii) our reliance on key vendors; (iv) our ability to attract and retain qualified employees; (v) risks arising from statutory, regulatory and/or legal developments; (vi) macroeconomic pressures in the markets in which we operate; (vii) failure to effectively manage our costs; (viii) our reliance on our information technology systems; (ix) our ability to prevent or effectively respond to a privacy or security breach; (x) our ability to effectively manage strategic ventures, alliances or acquisitions; (xi) economic or regulatory developments that might affect our ability to provide attractive promotional financing; (xii) interruptions and other supply chain issues; (xiii) catastrophic events, health crises, and pandemics, including the potential effects that the ongoing COVID-19 pandemic and/or corresponding macroeconomic uncertainty could have on our financial position, results of operations and cash flows; (xiv) our ability to maintain positive brand perception and recognition; (xv) product safety and quality concerns; (xvi) changes to labor or employment laws or regulations; (xvii) our ability to effectively manage our real estate portfolio; (xviii) constraints in the capital markets or our vendor credit terms; and (xix) changes in our credit ratings. The occurrence of any such factors, events, or circumstances would significantly alter the results set forth in these statements.

Petco cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made. Petco undertakes no duty to update publicly any forward-looking statement that it may make, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.

PETCO HEALTH AND WELLNESS COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(In millions, except per share amounts)

(Unaudited and subject to reclassification)

	13 Weeks Ended			52 Weeks Ended
	January 30, 2021	February 1, 2020	Percent Change	January 30, 2021	February 1, 2020	Percent Change
Net Sales	$1,337.7	$1,148.7	16%	$4,920.2	$4,434.5	11%
Cost of goods sold	768.4	650.8	18%	2,813.5	2,528.0	11%

Gross profit	569.3	497.9	14%	2,106.7	1,906.5	11%
Selling, general and administrative expenses	502.3	437.8	15%	1,912.3	1,776.9	8%
Goodwill and indefinite-lived intangible impairment	—	19.0	NA	—	19.0	NA

Operating income	67.0	41.1	63%	194.4	110.6	76%
Interest expense, net	49.7	60.7	(18%)	218.4	252.7	(14%)
Loss on extinguishment of debt	17.5	—	NA	17.5	—	NA

Loss before income from equity method investees	(0.2)	(19.5)	(99%)	(41.6)	(142.1)	(71%)
Income tax expense/(benefit)	10.2	(7.4)	NA	(3.3)	(35.7)	(91%)
Income from equity method investees	(3.5)	(2.1)	67%	(6.5)	(2.4)	166%

Net loss	(6.9)	(10.0)	(31%)	(31.7)	(104.0)	(69%)
Net Loss Attributable to Noncontrolling Interest	(0.8)	(2.8)	(74%)	(5.3)	(8.1)	(35%)

Net Loss Attributable to Class A and B-1 common shareholders	$(6.2)	$(7.2)	(14%)	$(26.5)	$(95.9)	(72%)
Net Loss Per Class A and B-1 Common Share:
Basic earnings per share	$(0.03)	$(0.03)	(17%)	$(0.13)	$(0.46)	(73%)
Diluted earnings per share	$(0.03)	$(0.03)	(17%)	$(0.13)	$(0.46)	(73%)
Weighted-Average Common Shares Outstanding:
Basic	215.7	209.0	3%	210.7	208.9	1%
Diluted	215.7	209.0	3%	210.7	208.9	1%

PETCO HEALTH AND WELLNESS COMPANY, INC.

CONSOLIDATED BALANCE SHEET

(In Thousands)

(Unaudited and subject to reclassification)

	January 30, 2021	February 1, 2020
ASSETS
Current assets:
Cash and cash equivalents	$111,402	$148,785
Receivables, less allowance for credit losses [1]	41,827	31,516
Merchandise inventories, net	538,675	478,968
Prepaid expenses	40,032	24,854
Other current assets	45,613	26,882

Total current assets	777,549	711,005

Fixed assets, net	627,547	656,256
Operating lease right-of-use assets	1,328,108	1,459,604
Goodwill	2,179,310	2,179,310
Trade name	1,025,000	1,025,000
Other intangible assets, net	714	1,553
Other long-term assets	137,474	122,390

Total assets	$6,075,702	$6,155,118

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and book overdrafts	$339,485	$293,203
Accrued salaries and employee benefits	129,484	93,685
Accrued expenses and other liabilities	145,846	148,181
Current portion of operating lease liabilities	258,289	278,229
Current portion of long-term debt and other lease liabilities	2,203	28,643

Total current liabilities	875,307	841,941

Senior secured credit facilities, net, excluding current portion	1,646,281	2,362,302
Senior notes, net	—	866,145
Operating lease liabilities, excluding current portion	1,083,575	1,156,742
Deferred taxes, net	280,920	265,276
Other long-term liabilities	134,354	101,651

Total liabilities	4,020,437	5,594,057

Stockholders’ equity / members’ equity:
Members’ interest	—	1,358,130
Class A common stock[2]	226	—
Class B-1 common stock[3]	38	—
Class B-2 common stock[4]	—	—
Preferred stock[5]	—	—
Additional paid-in-capital	2,092,110	—
Accumulated deficit	(22,251)	(780,466)
Accumulated other comprehensive loss	(1,275)	(8,273)

Total stockholders’ equity / members’ equity	2,068,848	569,391

Noncontrolling interest	(13,583)	(8,330)

Total equity	2,055,265	561,061

Total liabilities and equity	$6,075,702	$6,155,118

(1)	Allowances for credit losses are $3,267 for fiscal year end January 30, 2021 and $1,982 for fiscal year end February 1, 2020, respectively
(2)	Class A common stock, par value $0.001 per share (1,000,000,000 shares authorized and 226,424,140 shares issued and outstanding as of January 30, 2021)
(3)	Class B-1 common stock, par value $0.001 per share (75,000,000 shares authorized and 37,790,781 shares issued and outstanding as of January 30, 2021)
(4)	Class B-2 common stock, par value $0.000001 per share (75,000,000 shares authorized and 37,790,781 shares issued and outstanding as of January 30, 2021)
(5)	Preferred stock, par value $0.001 per share (25,000,000 shares authorized and no shares issued or outstanding as of January 30, 2021)

PETCO HEALTH AND WELLNESS COMPANY, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In Thousands)

(Unaudited and subject to reclassification)

	January 30, 2021	February 1, 2020
Cash flows from operating activities:
Net loss	$(31,736)	$(103,984)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	174,836	173,544
Amortization of debt discounts and issuance costs	24,237	23,455
Provision for deferred taxes	25,548	(45,087)
Equity-based compensation	12,915	9,489
Impairments, write-offs and losses on sale of fixed and other assets	15,606	11,871
Loss on extinguishment of debt	17,549	—
(Income) loss from equity method investees	(6,482)	(2,441)
Amounts reclassified out of accumulated other comprehensive income	10,793	2,806
Change in contingent consideration obligation	(398)	883
Goodwill and indefinite-lived intangible impairment	—	19,000
Non-cash operating lease costs	430,359	441,981
Changes in assets and liabilities:
Receivables	(10,311)	(3,845)
Merchandise inventories	(60,635)	(8,193)
Prepaid expenses and other assets	(13,842)	(5,223)
Accounts payable and book overdrafts	46,303	15,928
Accrued salaries and employee benefits	34,295	(1,395)
Accrued expenses and other liabilities	(28,289)	(3,043)
Operating lease liabilities	(399,557)	(408,562)
Other long-term liabilities	27,424	(6,847)

Net cash provided by operating activities	268,615	110,337

Cash flows from investing activities:
Cash paid for fixed assets	(159,560)	(156,906)
Cash paid for intangible assets	—	(450)
Insurance recoveries	—	489
Cash paid for other acquisitions, net of cash acquired	—	(2,813)
Cash from consolidation of joint venture	—	1,205
Cash paid for investments	(1,000)	(585)
Proceeds from sale of investment	73	—
Proceeds from sale of assets	3,302	—
Proceeds from sale-leasebacks, net	—	18,549
Proceeds from partial surrender of officers’ life insurance	—	1,470

Net cash used in investing activities	(157,185)	(139,041)

Cash flows from financing activities:
Borrowings under long-term debt agreements	476,000	1,297,000
Repayments of long-term debt	(1,554,890)	(1,293,250)
Debt prepayment, issuance and refinancing costs	—	(58)
Payments for finance and capital lease liabilities	(3,404)	(3,447)
Partial settlement of member note	—	(809)
Cash received from noncontrolling interest	—	243
Proceeds from initial public offering, net of issuance costs	936,041	—
Repurchase of equity	(105)	—
Payment of contingent consideration	(250)	(2,750)

Net cash used in financing activities	(146,608)	(3,071)

Net (decrease) increase in cash, cash equivalents and restricted cash	(35,178)	(31,775)
Cash, cash equivalents and restricted cash at beginning of year	154,718	186,493

Cash, cash equivalents and restricted cash at end of year	$119,540	$154,718

Non-GAAP Financial Measures

The following information provides definitions and reconciliations of the non-GAAP financial measures presented in this earnings release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided this non-GAAP financial information, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the earnings release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the earnings release. The non-GAAP financial measures in the earnings release may differ from similarly-titled measures used by other companies.

Adjusted EBITDA

Adjusted EBITDA is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain charges included in net (loss) income calculated in accordance with GAAP. Management believes that Adjusted EBITDA is a meaningful measure to share with investors because it best allows comparison with that of the current period performance with that of the comparable period. In addition, Adjusted EBITDA affords investors a view of what management considers Petco’s operating performance to be and the ability to make a more informed assessment of such operating performance as compared with that of the prior period.

Please see the company’s Registration Statement on Form filed on January 6, 2021, as amended, for additional information on the reconciliation of Net Loss Attributable to Class A and B-1 Common Stockholders to Adjusted EBITDA. The table below reflects the calculation of Adjusted EBITDA for the thirteen weeks and fiscal year ended January 30, 2021 compared to prior year ended February 1, 2020.

(In Thousands)	13 Weeks Ended		52 Weeks Ended
Reconciliation of Net Loss Attributable to Class A and B-1	January 30,	February 1,	January 30,	February 1,
Common Stockholders to Adjusted EBITDA	2021	2020	2021	2020
Net loss attributable to Class A and B-1 common stockholders	$(6,159)	$(7,171)	$(26,483)	$(95,873)
Add (deduct):
Interest expense, net	49,666	60,662	218,430	252,683
Income tax expense (benefit)	10,200	(7,395)	(3,337)	(35,658)
Depreciation and amortization	45,875	43,944	174,836	173,544
Income from equity method investees	(3,530)	(2,115)	(6,482)	(2,441)
Loss on debt extinguishment	17,549	—	17,549	—
Goodwill & indefinite-lived intangible impairment	—	19,000	—	19,000
Asset impairments and write offs	7,955	2,615	15,606	11,871
Equity-based compensation	5,451	2,487	12,915	9,489
Mexico Joint Venture EBITDA[1]	6,655	4,787	19,074	14,227
Store pre-opening expenses	2,218	2,280	9,228	10,325
Store closing expenses	1,835	2,540	7,782	4,068
Severance	1,524	1,602	5,283	10,164
Non-cash occupancy-related costs[2]	2,151	6,757	19,240	32,763
Non-recurring costs[3]	7,209	1,926	20,707	20,385

Adjusted EBITDA	$148,599	$131,919	$484,348	$424,547

Net sales	$1,337,713	$1,148,656	$4,920,202	$4,434,514
Net margin [4]	(0.5%)	(0.6%)	(0.5%)	(2.2%)
Adjusted EBITDA Margin [4]	11.1%	11.5%	9.8%	9.6%

Adjusted Net Income and Adjusted EPS

Adjusted Net Income and Adjusted diluted earnings per share attributable to Petco (Adjusted Net Income and Adjusted EPS respectively) are considered non-GAAP financial measures under the SEC’s rules because they exclude certain amounts included in the net loss attributable to common stockholders and diluted earnings per share attributable to Petco calculated in accordance with GAAP (net loss and EPS respectively), the most directly comparable financial measures calculated in accordance with GAAP. Management believes that Adjusted Net Income and Adjusted EPS are meaningful measures to share with investors because they best allow comparison of the current period performance with that of the comparable period. In addition, Adjusted Net Income and Adjusted EPS afford investors a view of what management considers Petco’s earnings performance to be and the ability to make a more informed assessment of such earnings performance with that of the prior period.

The tables below reflect the calculation of Adjusted Net Income and Adjusted EPS for the thirteen weeks and fiscal year ended January 30, 2021 compared to prior year ended February 1, 2020.

(In Thousands, except per share amounts)	13 Weeks Ended
Reconciliation of GAAP Diluted Loss per Share to Non-GAAP Diluted EPS	January 30, 2021		February 1, 2020
	Amount	Per share	Amount	Per share
GAAP net loss attributable to common stockholders / diluted loss per share	$(6,159)	$(0.03)	$(7,171)	$(0.03)
Add (deduct):
Income tax expense (benefit)	10,200	0.05	(7,395)	(0.04)
Loss on debt extinguishment	17,549	0.08	—	—
Goodwill & indefinite-lived intangible impairment	—	—	19,000	0.09
Asset impairments and write offs	7,955	0.03	2,615	0.01
Equity-based compensation	5,451	0.03	2,487	0.01
Store pre-opening expenses	2,218	0.01	2,280	0.01
Store closing expenses	1,835	0.01	2,540	0.01
Severance	1,524	0.01	1,602	0.01
Non-cash occupancy-related costs[2]	2,151	0.01	6,757	0.04
Non-recurring costs[3]	7,209	0.03	1,926	0.01

Non-GAAP adjusted pre-tax income (loss) / diluted earnings (loss) per share	$49,933	$0.23	$24,641	$0.12
Income tax expense (benefit) at 26% normalized tax rate	12,983	0.06	6,407	0.03

Non-GAAP Adjusted Net Income (Loss) / Adjusted EPS	$36,950	$0.17	$18,234	$0.09

(In Thousands, except per share amounts)	52 Weeks Ended
Reconciliation of GAAP Diluted Loss per Share to Non-GAAP Diluted EPS	January 30, 2021		February 1, 2020
	Amount	Per share	Amount	Per share
GAAP net loss attributable to common stockholders / diluted loss per share	$(26,483)	$(0.13)	$(95,873)	$(0.46)
Add (deduct):
Income tax expense (benefit)	(3,337)	(0.02)	(35,658)	(0.17)
Loss on debt extinguishment	17,549	0.08	—	—
Goodwill & indefinite-lived intangible impairment	—	—	19,000	0.09
Asset impairments and write offs	15,606	0.07	11,871	0.06
Equity-based compensation	12,915	0.06	9,489	0.04
Store pre-opening expenses	9,228	0.05	10,325	0.05
Store closing expenses	7,782	0.04	4,068	0.02
Severance	5,283	0.03	10,164	0.05
Non-cash occupancy-related costs[2]	19,240	0.09	32,763	0.16
Non-recurring costs[3]	20,707	0.10	20,385	0.10

Non-GAAP adjusted pre-tax income (loss) / diluted earnings (loss) per share	$78,490	$0.37	$(13,466)	$(0.06)
Income tax expense (benefit) at 26% normalized tax rate	20,407	0.09	(3,501)	(0.01)

Non-GAAP Adjusted Net Income (Loss) / Adjusted EPS	$58,083	$0.28	$(9,965)	$(0.05)

Free Cash Flow

Free Cash Flow is a non-GAAP financial measure that is calculated as net cash generated by operations less cash paid for fixed assets. Management believes that Free Cash Flow, which measures the ability to generate additional cash from business operations, is an important financial measure for use in evaluating the company’s financial performance.

Although other companies report their Free Cash Flow numerous methods exist for calculating a company’s Free Cash Flow. As a result, the method used by Petco’s management to calculate Free Cash Flow may differ from the methods used by other companies to calculate their Free Cash Flow.

The following table sets forth a reconciliation of Free Cash Flow to net cash provided by operating activities, which Petco believes to be the GAAP financial measure most directly comparable to Free Cash Flow. The table below reflects the calculation of Free Cash Flow for the thirteen weeks and fiscal year ended January 30, 2021 compared to prior year ended February 1, 2020.

(In Thousands)	13 Weeks Ended		52 Weeks Ended
	January 30,	February 1,	January 30,	February 1,
	2021	2020	2021	2020
Net cash provided by operating activities	$67,135	$144,585	$268,615	$110,337
Cash paid for fixed assets	(63,271)	(37,706)	(159,560)	(156,906)

Free cash flow	$3,864	$106,879	$109,055	$(46,569)

Net Debt

Net Debt is a non-GAAP financial measure that is calculated as the sum of current and non-current debt, less cash and cash equivalents. Management considers this adjustment useful because it reduces the volatility of total debt caused by fluctuations between cash paid against the company’s revolving credit facility and cash held on hand in cash and cash equivalents.

Although other companies report their Net Debt, numerous methods exist for calculating a company’s Net Debt. As a result, the method used by Petco’s management to calculate Net Debt may differ from the methods used by other companies to calculate their Net Debt.

The following table sets forth a reconciliation of Net Debt, to total debt, which Petco believes to be the GAAP financial measure most directly comparable to Net Debt. The table below reflects the calculation of Net Debt as of the period ended January 30, 2021 compared to prior year ended February 1, 2020.

(In Thousands)	January 30,	February 1,
	2021	2020
Total Debt:
Senior secured credit facilities, net, including current portion	$1,646,281	$2,387,552
Senior notes, net	—	866,145
Finance leases	13,639	16,434

Total debt	1,659,920	3,270,131
Less cash and cash equivalents	(111,402)	(148,785)

Net Debt	$1,548,518	$3,121,346

Adjusted EBITDA	$484,348	$424,547
Net debt / adjusted EBITDA ratio	3.2x	7.4x

(1)

Mexico Joint Venture EBITDA represents 50% of the entity’s operating results for all years, as Adjusted to reflect the results on a basis comparable to Adjusted EBITDA. In the financial statements, this joint venture is accounted for as an equity method investment, and reported net of depreciation and income taxes. Because such a presentation would not reflect the adjustments made in the calculation of Adjusted EBITDA, we include the 50% interest in the company’s Mexico Joint Venture on an Adjusted EBITDA basis to ensure consistency. The table below presents a reconciliation of Mexico Joint Venture net income to Mexico Joint Venture EBITDA.

(In Thousands)	13 Weeks Ended		52 Weeks Ended
	January 30,	February 1,	January 30,	February 1,
	2021	2020	2021	2020
Net Income	$7,060	$4,102	$14,225	$8,662
Depreciation	3,478	3,276	12,249	11,298
Income tax expense	1,702	882	6,229	4,107
Foreign currency gain (loss)	(163)	(324)	704	(406)
Interest expense (income), net	1,232	1,638	4,740	4,793

EBITDA	$13,309	$9,574	$38,147	$28,454

50% of EBITDA	$6,655	$4,787	$19,074	$14,227

(2)

Non-cash occupancy-related costs include the difference between cash and straight-line rent for all periods. Beginning in Fiscal 2019, in connection with the adoption of the lease accounting standard, favorable lease rights of $125.2 million and unfavorable lease rights of $30.8 million were reclassified from intangible assets and other long-term liabilities, respectively, to right-of-use lease assets and the related amortization is now included in non-cash occupancy costs. In addition to the reclassification, the amortization period of these lease right assets has decreased to align with the terms of the underlying right-of-use lease assets, thus resulting in an acceleration of expense compared to prior years. The overall adoption of the lease accounting standard did not have an impact on Adjusted EBITDA, as this increase in addback was completely offset in other impacted lines such as lower depreciation and amortization, asset impairments and write-offs, and store closing expenses.

(3)

Non-recurring costs include: unrealized fair market value adjustments on non-operating investments; class action settlements and related legal fees; one-time consulting and other costs associated with the company’s strategic transformation initiatives; discontinuation and liquidation costs; and costs related to the company’s initial public offering. While we have incurred significant costs associated with the COVID-19 pandemic during fiscal 2020, we have not classified any of these costs as non-recurring due to the uncertainty surrounding the pandemic’s length and long-term impact on the macroeconomic operating environment.

(4)	We define net margin as net loss divided by net sales and Adjusted EBITDA margin as Adjusted EBITDA divided by net sales.